Exhibit 99.3

Important Notice Regarding the Availability of Materials

HILTON WORLDWIDE HOLDINGS INC.

HILTON WORLDWIDE HOLDINGS INC. 7930 JONES BRANCH DRIVE, SUITE 1100 MCLEAN, VA 22102	You are receiving this communication because you hold common stock in Hilton Worldwide Holdings Inc. (“Hilton”). Hilton has released informational materials regarding the spin-offs of Park Hotels & Resorts Inc. (“Park”) and its consolidated subsidiaries and Hilton Grand Vacations Inc. (“HGV”) and its consolidated subsidiaries from Hilton that are now available for your review. This notice provides instructions on how to access Hilton Worldwide Holdings Inc. materials for informational purposes only.

To effect the spin-offs, Hilton will distribute on a pro rata basis to its stockholders all of the issued and outstanding shares of Park and HGV common stock held by it. Immediately following the distribution, which will be effective as of the date and time referenced in the Information Statements that Park and HGV have prepared in connection with the spin-offs, Park and HGV will be independent, publicly traded companies. Hilton is not soliciting proxy or consent authority in connection with the spin-offs.

The Hilton materials consist of the Information Statements, plus any supplements, that Park and HGV have prepared in connection with the spin-offs. You may view the Hilton materials online at www.materialnotice.com and easily request a paper or e-mail copy (see reverse side). To facilitate timely delivery, please make your request for a paper copy by five business days prior to the distribution date referenced in the Information Statements.

See the reverse side for instructions on how to access materials.

—  How to Access the Materials  —

Materials Available to VIEW or RECEIVE:
FORMS 10
How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.materialnotice.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET: www.materialnotice.com
2) BY TELEPHONE: 1-800-579-1639
3) BY E-MAIL*: sendmaterial@materialnotice.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

THIS NOTICE WILL ENABLE YOU TO ACCESS

MATERIALS FOR INFORMATIONAL PURPOSES ONLY

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